April 4, 2011

VIA EDGAR

Board of Directors
Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, Ohio 43215

 Re:          Guaranteed Term Options
                 Nationwide Life Insurance Company
                 SEC File No. 333-49112
                 CIK 0001127203

 Ladies and Gentlemen:

I am furnishing this opinion in connection with the registration, under the Securities Act of 1933, as amended, of Guaranteed Term Options (GTOs) that Nationwide Life Insurance Company (Nationwide) continuously offers and sells.  I have examined Post-Effective Amendment No. 14 to the Registration Statement on Form S-1, and related documents, and I have reviewed the questions of law I considered necessary and appropriate.  On the basis of this examination and review, it is my opinion that:

1.
Nationwide is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio, and is duly authorized by the Insurance Department of the State of Ohio to issue the GTO.

2.	Nationwide has filed the form of the GTO contract in the states where it is eligible for approval. Upon issuance, the GTO contract will be a valid and binding obligation of Nationwide.

I hereby consent to the use of this opinion as an exhibit to this Registration Statement.

Sincerely,

/s/ Benjamin W. Mischnick

Benjamin W. Mischnick
Senior Counsel
Nationwide Life Insurance Company